Exhibit 16.1

November 9, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Secoo Holding Limited (the “Company”) and, under the date of June 11, 2020, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2018 and 2019. On April 1, 2021, we were dismissed. We have read the Company’s statements included under Item 16F of its December 31, 2020 annual report Form 20-F dated November 9, 2021, and we agree with such statements, except that:

(1)	We are not in a position to agree or disagree with the Company’s statements that
•

on September 1, 2021, the Company engaged Shandong Haoxin Certified Accountants Co., Ltd. (“Haoxin”) as its independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal years ended December 31, 2020;

•	BDO China Shu Lun Pan Certified Public Accountants LLP ("BDO") was dismissed by the Company subsequently;
•

the change of the Company’s independent registered public accounting firm was approved by the audit committee of the Company’s board of directors, and the decision was not made due to any disagreements between the Company and BDO;

•

prior to that, on April 1, 2021, the Company engaged BDO as its independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ended December 31, 2020; and

•	the change of the Company’s independent registered public accounting firm was approved by the audit committee of the Company’s board of directors.
(2)	We are not in a position to agree or disagree with the Company’s statements that
•	from April 1, 2021, the date the Company engaged BDO as its independent registered public accounting firm, to the time of its dismissal, the date of its engagement of Haoxin, there were no
(i)

disagreements (as defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions therein) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure; or

(ii)	“reportable events” (as defined in Item 16F(a)(1)(iv) of Form 20-F) requiring disclosure pursuant to Item 16F(a)(1)(v) of Form 20-F except that the Company identified the following material weakness as of December 31, 2020: lack of sufficient financial reporting and accounting personnel with appropriate knowledge to implement key controls over period end financial reporting and to properly prepare and review financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements; and

•	BDO has not completed its audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2020, at the time of its dismissal.
(3)	We are not in a position to agree or disagree with the Company’s statements that
•	prior to BDO’s engagement, neither the Company nor anyone on the Company’s behalf consulted BDO regarding either
(a)

the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its financial statements, and neither a written report nor oral advice was provided to the Company by BDO that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or

(b)

any matter that was the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of Form 20-F (and the related instructions thereto) or a reportable event (as defined in Item 16F(a)(1)(iv) of Form 20-F); and

•	prior to Haoxin’s engagement, neither the Company nor anyone on the Company’s behalf consulted Haoxin regarding either
(a)

the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its financial statements, and neither a written report nor oral advice was provided to the Company by Haoxin that Haoxin concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or

(b)

any matter that was the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of Form 20-F (and the related instructions thereto) or a reportable event (as defined in Item 16F(a)(1)(iv) of Form 20-F).

(4)	We are not in a position to agree or disagree with the Company’s statement that
•

the Company provided a copy of this disclosure in Item 16.F to BDO and requested that BDO furnish the Company with a letter addressed to the SEC stating whether BDO agrees with the above statements, and if not, stating the respects in which it does not agree. A copy of the letter from BDO addressed to the SEC, dated November 9, 2021, is filed herein as Exhibit 16.2

Very truly yours,

/s/ KPMG Huazhen LLP